SECURITIES AND EXCHANGE COMMISSION
           	Washington, D.C. 20549

           	     Schedule 13G

       Under the Securities Exchange Act of 1934
       (Amendment No. ______________)*

       		IShares Trust
		(Name of Issuer)

			Common Stock
		(Title of Class of Securities)

			464287812
			(CUSIP Number)

		December 31, 2003
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X ]	Rule 13d-1(b)
[  ]	Rule 13d-1(c)
[  ]	Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

Page 1 of 6 Pages

CUSIP No. 464287812
13G
Page 2 of 6 Pages

1.	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	A.G. Edwards & Sons, Inc.
	43-0895447

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)
	(b) X

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of organization:  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

		215,761

6.	SHARED VOTING POWER

		-0- Shares

7.	SOLE DISPOSITIVE POWER

		215,761

8.	SHARED DISPOSITIVE POWER

		-0- Shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		215,761

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

		6.4%

12.	TYPE OF REPORTING PERSON*

		BD

*SEE INSTRUCTION BEFORE FILLING OUT!

Page 3 of 6 Pages

Item 1 (a).	Name of Issuer:

		IShares Trust

Item 1 (b).	Address of Issuer's Principal Executive Offices

		45 Fremont Street
		San Francisco, CA  94105

Item 2(a).	Name of Person Filing:

		A.G. Edwards & Sons, Inc.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

		One North Jefferson
		St. Louis, MO 63103

Item 2(c).	Citizenship:

		State of organization:  Delaware

Item 2(d).	Title of Class of Securities:

		Common Stock

Item 2(e).	CUSIP Number:

		464287812

Item 3.	If this statement is filed pursuant to Rules 13-d-l(b), or 13d-2(b), check whether the person filing is a:

	(a)	[X]	Broker or Dealer registered under section 15 of the Act

	(b)	[  ]	Bank as defined in section 3(a)(6) of the Act

	(c)	[  ]	Insurance Company as defined in section 3(a)(19) of the
			 Act

	(d)	[  ]	Investment Company registered under section 8 of the
			Investment Company Act

Page 4 of 6 Pages

	(e)	[  ]	Investment Adviser registered under section 203 of the
			Investment Advisers Act of 1940

	(f)	[  ]	Employee Benefit Plan, Pension Fund which is subject to
			the provisions of the Employee Retirement Income
			Security Act of 1974 or Endowment Fund; see
			Rule 13d-1 (b)(ii)(F)

	(g)	[  ]	Parent Holding Company, in accordance with
			Rule 13d-l(b)(ii)(G) (Note:  See Item 7)

	(h)	[  ]	Group, in accordance with Rule 13d-1 (b)(1)(ii)(H)

Item 4.	Ownership:

	(a)	Amount Beneficially Owned as of December 31, 2003

			215,761

	(b)	Percent of Class:

			6.4%

	(c)	Number of Shares as to which such person has:

	(i)	sole power to vote or to direct the vote:

			215,761

	(ii)	shared power to vote or to direct the vote:

			-0- Shares

	(iii)	sole power to dispose or to direct the disposition of:

			215,761

	(iv)	shared power to dispose or to direct the disposition of:

			-0- Shares

Page 5 of 6 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

	Not Applicable

Item 6.	Ownership of More than Five Percent of Behalf of Another Person.

	None

Item 7.	Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company.

	Not Applicable

Item 8.	Identification and Classification of Members of the Group.

	Not Applicable

Item 9.	Notice of Dissolution of Group.

	Not Applicable

Item 10.Certification.

	(a)	The following certification shall be included if the statement
		is filed pursuant to Rule 13d-1 (b):

	By signing below I certify that, to the best of my knowledge and belief,the securities referred to above were acquired in the ordinary course of business and were not acquired for the purposes of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Page 6 of 6 Pages

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



		February 12, 2004
		Date



By:	    	/s/Joseph G. Porter



		Joseph G. Porter
		Vice President
		Name/Title